EXHIBIT 10.17

MONTERNET(TM) MMS COOPERATION AGREEMENT

BETWEEN

CHINA MOBILE COMMUNICATIONS CORPORATION

AND

SHANGHAI MTONE WIRELESS NETWORK INFORMATION CO., LTD.

Party A: China Mobile Communication Corporation

Party B: Shanghai Mtone Wireless Network Information Co., Ltd.

The above parties (the “Parties”) desire to and hereby do enter into a business relationship founded on the principles of equality and mutual benefit. This Agreement sets forth and standardizes the rights and obligations of each of the Parties during the course of this relationship. Both Parties are equally bound by the terms of this agreement.

I.	PURPOSE

The Parties agree to cooperate in good faith and for their mutual benefit in the pursuit of joint business opportunities in the mobile data and MMS business as defined herein. The Parties shall adhere to the agreement as set forth below, and each shall actively cooperation in the other party’s work.

II.	THE PROJECT

“MMS” refers to the multimedia messaging services provided by China Mobile. The most significant characteristic of MMS is its support of multimedia functions and its capacity to deliver fully functional content to mobile devices, including text, images, voice, and data.

Party A, as the network operator, shall provide the MMS platform and communications services. Party A shall also provide to Party B the standards for Monternet(TM) MMS service and technical interface standards. Party B, as the service provider, shall develop and provide applications and content services in accordance with the standards provided by Party A. Party B may connect to Party A’s MMS platform to provide MMS services, subject to Party A’s testing and approval.

III.	OBLIGATIONS OF THE PARTIES

(I)	Party A’s Obligations

1.	Party A shall use all kinds of promotional media (such as television advertisements and promotional posters) to promote and market Monternet(TM)’s MMS service and to attract subscribers.

2.	Party A shall provide to Party B technical standards and support information to ensure Party B’s smooth connection with Party A’s MMS network platform.

Confidential treatment has been requested with respect to the omitted portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as (*). A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

3.	Party A shall provide to Party B necessary training as required for the success of the project.

4.	To ensure smooth operation of equipment and a reliable connection to its MMS platform, Party A shall be responsible for the maintenance and operation of all equipment inside the boundary of its MMS system firewall connection with Party B.

5.	Party A shall maintain its MMS network platform and address technical difficulties in order to ensure smooth operation of application services.

6.	Party A shall provide to Party B without charge a network connection and assist Party B in connecting its application service with Party A’s MMS network platform.

7.	Party A shall be responsible for formulating all of the targets for operation of MMS service, and shall completey disclose such targets to Party B. Party A shall give Party B reasonable time to achieve such targets.

8.	For services provided by Party B over Party A’s MMS network platform, Party A shall collect from its customers fees pursuant to the pricing information provided by Party B and agreed to by Party A. Party A will settle the amounts of these fees with Party B pursuant to relevant provisions under Section 6 of this Agreement.

9.	Party A shall provide customer support services and handle customer inquiries and complaints concerning Party A’s MMS network, operating platform and collection of fees. For customer inquiries and complaints related to Party B’s services and operations, Party A shall communicate relevant information to Party B and enlist Party B to address such issues immediately.

(II)	Party B’s Obligations

1.	Party B shall be subject to the cooperation requirements and obligations specified in the Monternet(TM) SP Cooperation Administrative Measures and the MMS Business Handbook, which are attached to this agreement.

2.	Party B shall use all kinds of promotional media (including its WEB site, its WAP site, airplane advertising and television advertising) to promote MMS service. Party B shall secure prior consent from Party A before using Party A’s name or mark in promotion of Monternet(TM) MMS service. Without the prior written consent of Party A, Party B shall not use the name “China Mobile” or “Monternet(TM)” to conduct promotional activity unrelated to Monternet(TM) in any medium.

3.	Party B shall be responsible for providing its application server, its application software, its information sources, the data line connecting its equipment to Party A’s network, and other necessary equipment, all of which must meet the approval of Party A for the purposes of the Parties’ cooperation project.

4.	Party B shall provide active collaboration in testing Party A’s connection point and shall undertake to provide MMS service in accordance with Party A’s business and technical standards with regard to the MMS network platform.

5.	Party B shall be responsible for the maintenance and operation of all of its equipment outside the boundary of Party A’s MMS system firewall connection with Party B.

6.	Party B shall immediately address failures of its application service attributable to itself or its equipment and shall take practical measures to prevent the re-occurrence of such failures. Party B shall be liable for any economic losses incurred by Party A or its MMS service customers caused by Party B.

7.	Party B shall negotiate and handle commercial arrangements with direct providers of the application contents (such as owners of image or music copyrights). Party B shall ensure the compliance of its application contents and service with applicable state policies and regulations. Party B shall further ensure that its application content and service cause no harm to consumers’ interest and that its application content and service do not infringe any intellectual property rights or relevant interest of any third party. Party B shall be solely liable for any litigation thus incurred.

8.	Party B shall not provide other services not contemplated by this agreement to Party A or to Party A’s customers without Party A’s prior written consent.

9.	Party B shall not provide to any other telecommunications service operator the same content provided to Party A, regardless of the means by which such content is provided; in the event that Party B does so, Party A may terminate Party B’s application services on its MMS network platform and cease making fee payments to Party B.

10.	Party B shall provide to Party A the clear and complete information required to calculate customer fees for the services provided by Party B, and Party B shall assume all economic and legal liabilities related thereto.

11.	Party B shall provide Party A with all statistical information relating to the consumption of Party B’s MMS services by Party A’s customers.

IV.	RIGHTS OF THE PARTIES

(I)	Party A’s Rights

1.	Party A shall be entitled to review or to entrust qualified institutions to review the information provided by Party B and the content of Party B’s application services.

2.	Party A shall be entitled to refuse to transmit any information which contravenes state directives, regulations and policies and any other content that Party A deems inappropriate. Party A may demand compensation from Party B for any adverse impact on Party A’s business and reputation due to Party B’s transmitting such information.

3.	Party A shall be entitled to demand Party B to edit, modify or delete content which Party A deems it necessary to do so.

4.	Party A shall be entitled to formulate targets for the application services provided by Party B and to evaluate Party B’s performance in accordance with such targets. The evaluation methods are detailed in the attachment to this Agreement – Chapter 9 of the Monternet(TM) SP Cooperation Administrative Measures, MMS Business Handbook.

5.	Party A shall be entitled to give guidance and supervision to the pricing policy of Party B’s service.

6.	Party A shall be entitled to reasonable revenue. (See Section 6 of this Agreement for detailed revenue sharing).

(II)	Party B’s Rights

1.	Party B shall be entitled to determine the pricing of its services under Party A’s guidance.

2.	Party B shall be entitled to obtain statistical data regarding customer utilization of Party B’s information and application service contents through the Party A’s network platform.

3.	Without Party B’s consent or written authorization, Party A shall not transfer, release or resell by any means any information or products provided by Party B to any third party unrelated to this Agreement.

4.	Party B shall be entitled to a reasonable share of the business revenue. See Section 6 of this Agreement for detailed revenue sharing.

5.	In case of significant discrepancy between the statistics of Party A and Party B, Party B may require Party A to provide detailed phone bills for verification, the details of which are set forth in Chapter 6 of the Monternet(TM) SP Cooperation Administrative Measures, MMS Business Handbook.

V.	CONFIDENTIALITY

1.	For purpose of this Agreement, “Proprietary Information” means any information obtained by one party from the other party (“DISCLOSING PARTY”) during their cooperation which is developed, created or discovered by the Disclosing Party, or made available to or transferred to the Disclosing Party that is commercially valuable to the Disclosing Party’s business. Proprietary Information includes without limitation trade secrets, computer programs, design technology, ideas, know-how, techniques, data, business and product development plans, customer information and other information related to the business of the Disclosing Party, and confidential information obtained by the Disclosing Party from others. The Parties acknowledge that the Disclosing Party shall own Proprietary Information and such Proprietary Information is of significant importance to such Disclosing Party. The cooperation relationship between the Parties hereto has generated the relationship of confidence and trust related to Proprietary Information between the parties hereto.

2.	Without prior written consent of the Disclosing Party, the other party shall keep any Proprietary Information in confidence and may not use or disclose to any person or entity such Proprietary Information, except for normal performance of the obligations provided hereunder.

3.	Both Parties shall bear responsibility for cooperation, non-disclosure, and the details of this agreement. Without the prior written consent of the other party, either party shall not disclose such cooperation or details of this agreement to any third party.

VI.	REVENUE SHARING AND FEE SETTLEMENT

1.	Party A and Party B will cooperate to provide MMS service to Party A’s customers, and both parties are entitled to reasonable revenue.

2.	Telecommunications fees generated by use of Party A’s network resources to access Party B’s services shall belong solely to Party A.

3.	Party A shall, on behalf of Party B, collect service fees from its customers for their use of Party B’s services.

4.	Party A shall calculate the information fee receivable from its customers for their use of Party B’s services, 15% of which shall be taken by Party A, while the remaining 85% shall be paid to Party B.

5.	The basis for fee settlement shall be the Monternet(TM) information fee bill provided by China Mobile.

6.	Party B may, pursuant to the fee settlement bill issued by Party A, conduct fee settlement with Party’s A local provincial subsidiaries without entering into separate agreements with Party A’s local provincial subsidiaries.

7.	China Mobile will settle with Party B on monthly basis.

8.	Fee calculation standards and the settlement process are described in Chapter 6 of Monternet(TM) SP Cooperation Administrative Measures, MMS Business Handbook.

9.	Party A and Party B shall pay applicable taxes on the revenue they receive under this agreement.

10.	Party B shall provide Party A with its accurate bank account and related information:

Name of Beneficiary: Shanghai Mtone Wireless Network Information Co., Ltd.

Opening Bank: [*]

Account No. [*]

VII.	LIABILITY FOR BREACH

1.	If either party’s breach of this Agreement causes this Agreement to be determined to be unenforceable, the non-breaching party shall be entitled to terminate this Agreement and require compensation for any losses thus incurred.

2.	If either party’s breach causes adverse social impact or economic losses on the other party, the non-breaching party shall be entitled to hold the breaching party liable and demand corresponding economic compensation or even terminate this Agreement.

*	This provision is the subject of a confidential treatment request.

VIII.	TERM OF THIS AGREEMENT

1.	This agreement shall become effective as of the date of its execution and shall be effective for one year.

2.	The term of this agreement may be automatically renewable for another year unless otherwise terminated by one party giving a written notice to the other party at least one month prior to its expiration.

3.	This agreement may be automatically terminated upon agreement by both parties during the term of the agreement.

4.	If the occurrence of any force majeure events makes it impossible to continue performance of this agreement, this agreement may be automatically terminated upon settlement of all outstanding bills by both parties.

5.	If the occurrence of certain events makes it impossible for one party to continue performance of this Agreement, and if such event is foreseeable, such party shall notify the other party of such event within five working days after the occurrence of such even becomes reasonable foreseeable and shall cooperate with the other party to complete all outstanding matters. If such party fails to notify the other party of such event and thus make the other party suffer losses, the party failing to notify the other shall indemnify the other party correspondingly.

IX.	MISCELLANEOUS

1.	The attachments to this Agreement, the Monternet(TM) SP Cooperation Administrative Measures and the MMS Business Handbook have the same legal effect as this agreement.

2.	Any outstanding matter shall be addressed by both parties through friendly negotiation.

3.	If any dispute arises relating to the content or performance of this Agreement, the parties shall settle it through friendly consultation; if the consultation fails to resolve the dispute, either party may bring a lawsuit before a Chinese court with due jurisdiction.

4.	This Agreement is made in duplicate and each party shall hold one copy. Each copy shall have the same legal effect.

Party A: China Mobile Communication Corporation (seal)

Representative:	/s/ [*]

Date: Aug 31, 2003

Party B: Shanghai Mtone Wireless Network Information CO., Ltd

Representative:	/s/ Victor Wang

Date: Aug 15, 2003

*	This provision is the subject of a confidential treatment request.

Confidential treatment has been requested with respect to the omitted portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.